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                                     Exhibit 5.1

                 Opinion of Larkin, Hoffman, Daly & Lindgren, Ltd.

March 17, 1999

Tech Squared Inc.
5198 West 76th Street
Edina, MN  55439

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tech Squared Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of up to 1,119,500 shares of the Company's Common Stock (the "Shares") upon exercise of stock options (collectively, the "Options") issued or issuable under the Tech Squared Inc. 1995 Stock Option Plan as amended (the "Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Plan and related stock option agreements, the Company's Articles of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

The Shares of Common Stock of the Company to be issued upon the exercise of the Options are validly authorized and, assuming (a) the Shares of Common Stock issuable will be validly authorized on the dates of exercise, (b) on the dates of exercise, the Plan will have been duly adopted and the Options will have been duly executed, issued and delivered, will constitute the legal, valid and binding obligations of the Company, and will (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with their terms and the terms of the Plan, (c) no change occurs in the applicable law or the pertinent facts after the date of this letter, when (d) the pertinent provisions of applicable state and federal securities laws as may be applicable have been complied with, and (e) the Options are exercised in accordance with their terms and the terms of the Plan, the Shares of Common Stock issuable will be validly issued, fully paid and nonassessable.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Larkin, Hoffman, Daly & Lindgren, Ltd.

LARKIN, HOFFMAN, DALY & LINDGREN, Ltd.